UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	March 23, 2007

Hudson Highland Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

560 Lexington Avenue, New York, New York 10022
(Address of principal executive offices, including zip code)
(212) 351-7300
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (a)        Not applicable.

        (b)        On March 23, 2007, Ralph L. O’Hara, Vice President, Global Controller of Hudson Highland Group, Inc. (the “Company”), notified the Company that he resigned as Vice President, Global Controller to take a position at another company.

        (c)        The Executive Committee of the Board of Directors of the Company appointed David S. Reynolds as Vice President, Corporate Controller of the Company, effective on March 23, 2007. Mr. Reynolds is 53 years of age and has served as the Vice President, Financial Operations of the Company since February 2007. Prior to that, Mr. Reynolds served as the Vice President and Controller of Bally Total Fitness Corporation since 2005. Mr. Reynolds served in various positions for Comdisco, Inc. from 1981 to 2005, including Senior Vice President and Controller from 2002 to 2005 and Corporate Controller from 2001 to 2002. Mr. Reynolds started his career at Ernst & Young from 1976 to 1981. There are no family relationships between Mr. Reynolds and any director or executive officer of the Company.

        In connection with the appointment of Mr. Reynolds as Vice President, Corporate Controller, Mr. Reynolds entered into an Executive Employment Agreement (the “Employment Agreement”) with the Company effective March 23, 2007. Pursuant to the Employment Agreement, the Company will employ Mr. Reynolds as Vice President, Corporate Controller for a one-year term, with automatic, annual extensions of additional one-year terms. Under the Employment Agreement, Mr. Reynolds is entitled to (i) an annual base salary of $225,000; (ii) eligibility to receive an annual bonus as provided in the Company’s Senior Management Bonus Plan with a target bonus of 40% of base salary; (iii) four weeks of vacation plus four personal days per year; and (iv) other benefits of employment offered to similarly situated employees.

        Under the Employment Agreement, the Company has the right to terminate Mr. Reynolds’ employment at any time. If the Company terminates Mr. Reynolds’ employment without cause (as defined in the Employment Agreement), then, subject to Mr. Reynolds executing the Company’s then current form of separation agreement and general release, Mr. Reynolds will be entitled to receive a severance payment equal to one year of his then current base salary, plus the Company’s portion of the premiums for providing continued health and dental insurance benefits to him for twelve months after termination (with only the executive’s portion of such premiums deducted from his severance payment).

        Under the Employment Agreement, after a change in control of the Company (as defined in the Employment Agreement), if Mr. Reynolds’ employment is terminated by the Company other than by reason of death, disability or for cause (as defined in the Employment Agreement) or by Mr. Reynolds for good reason (as defined in the Employment Agreement), then Mr. Reynolds is entitled to a cash termination payment equal to his annual base salary immediately prior to termination and his target annual bonus under the Company’s Senior Management Bonus Plan for the year in which the termination occurs, plus health and dental insurance benefits for a period of up to twelve months after termination. The Employment Agreement provides that, subject to limited exceptions, if the payments under the Employment Agreement or under any other agreement with or plan of the Company are “excess parachute payments” for purposes of the Internal Revenue Code (the “Code”), then the Company will pay Mr. Reynolds the amount necessary to offset the 20% excise tax imposed by the Code and any additional taxes on this payment.

        In connection with entering into the Employment Agreement, Mr. Reynolds also executed a Confidentiality, Non-solicitation and Work Product Assignment Agreement with the Company.

        The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

        (d)        Not applicable.

        (e)        Not applicable.

        A copy of the press release announcing Mr. Reynolds’ appointment and Mr. O’Hara’s resignation, issued by the Company on March 26, 2007, is filed as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(10.1)	Executive Employment Agreement, effective as of March 23, 2007, between Hudson Highland Group, Inc. and David S. Reynolds.

(99.1)	Press Release of Hudson Highland Group, Inc., dated March 26, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.
Date: March 27, 2007	By: /s/ Latham Williams
Latham Williams
Senior Vice President, Legal Affairs and
Administration, Corporate Secretary

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(10.1)	Executive Employment Agreement, effective as of March 23, 2007, between Hudson Highland Group, Inc. and David S. Reynolds.

(99.1)	Press Release of Hudson Highland Group, Inc., dated March 26, 2007.